Exhibit 99.38

American Rebel Light Beer Strategic Expansion Continues Full Throttle and Expands into Indiana with Premier Beverage Distributor Zink Distributing

New Indiana Distribution Deal Supercharges Midwest Reach – Strengthening Footprint in Key Border States and Reinforcing Growth Trajectory for 2025

Nashville, TN, May 07, 2025 (GLOBE NEWSWIRE) -- American Rebel Holdings, Inc. (NASDAQ: AREB) (“American Rebel” or the “Company”), creator of American Rebel Light Beer ( americanrebelbeer.com ) and a designer, manufacturer, and marketer of branded safes, personal security and self-defense products and apparel ( americanrebel.com ), is expanding into Indiana through its newest distribution agreement with Zink Distributing ( zinkdistributing.com ), a premier beverage distributor serving 14 central Indiana counties in their entirety and the northern parts of two additional counties, including Indianapolis. This collaboration is yet another step in expanding American Rebel’s rapidly growing distribution network and its mission to fuel hard-working, freedom-loving Hoosiers with great American-made beer.

“We believe in America – we believe in faith, family, and freedom. That’s what American Rebel Light stands for,” said Todd Porter, President of American Rebel Beverage. “Bringing our beer to Indiana with Zink Distributing means more Americans can raise a glass to our shared values. With their expertise, infrastructure and extensive network, we’re confident that American Rebel Light will thrive in Indiana as we continue expanding across this great nation.”

Jim Zink, Jr., President of Zink Distributing Company, echoed that enthusiasm, stating: “Zink Distributing is proud of its portfolio of great-tasting, high-quality products, and we are thrilled to partner with American Rebel Beverage. We look forward to introducing Hoosiers to American Rebel Light, a perfect addition to our offerings in Indiana.”

Zink Distributing has built a reputation for excellence, representing some of the most well-respected beverage brands in the industry. Their dedication to quality, strong retail partnerships, and deep understanding of the market makes them the ideal distributor to bring America’s Patriotic Beer to the heartland. Zink Distributing’s state-of-the-art 136,000 square foot facility and upgraded fleet of tractor trailers ensures availability and product freshness for its customers.

“ Adding Indiana to our list of states that distribute American Rebel Light is great for many reasons ,” said American Rebel CEO Andy Ross. “#1, it’s a great motorsports state; #2, Indiana borders Ohio and Kentucky, two states we’re already enjoying tremendous success in and success in Indiana should be no different and #3, there will be numerous opportunities for promotional events in Indiana to support the Rebel Light rollout. I’m looking forward to working with Jim Zink, Jr. and the Zink Distributing team to introduce America’s Patriotic, God Fearing, Constitution Loving, National Anthem Singing, Stand Your Ground Beer.”

Rapid Top Tier Distribution Growth Continues for America’s Fastest Growing Beer

Since its launch in September 2024, American Rebel Light Beer has been growing at a rapid pace, establishing a presence in Tennessee, Connecticut, Kansas, Kentucky, Ohio, Iowa, Missouri, North Carolina, Mississippi, Florida and now Indiana! This latest partnership with Zink Distributing further solidifies American Rebel’s commitment to bringing high-quality, patriotic beer to the people who live and breathe the American dream .

Rebel Light: All Natural, Crisp, Clean, Bold, “Better for me” Beer for a Balanced Lifestyle
American Rebel Light is a proudly American-made premium domestic light lager , delivering a crisp, clean, and bold taste with a lighter feel. Created with all-natural ingredients and NO added sweeteners like corn or rice , it offers a refreshing balance of flavor with 110 calories, 3.2 carbohydrates, and 4.3% ABV per 12 oz serving . Whether it’s backyard barbecues, tailgates, or saluting our great nation , American Rebel Light is brewed for the bold, the free, and the proud .

For more information about American Rebel Light and its new partnership with Zink Distributing , visit americanrebelbeer.com or follow us on social media (@AmericanRebelBeer).

About American Rebel Light

American Rebel Light isn’t just a beer – it’s a statement. A toast to freedom, a salute to hard-working Americans, and a bold declaration of our patriotic values – America’s Patriotic, God Fearing, Constitution Loving, National Anthem Singing, Stand Your Ground Beer . Produced in partnership with AlcSource, American Rebel Light Beer ( americanrebelbeer.com ) is a premium domestic light lager celebrated for its exceptional quality and patriotic appeal.

American Rebel Light is a Premium Domestic Light Lager Beer – All Natural, Crisp, Clean and Bold Taste with a Lighter Feel. With approximately 100 calories, 3.2 carbohydrates, and 4.3% alcoholic content per 12 oz serving, American Rebel Light Beer delivers a lighter option for those who love great beer but prefer a more balanced lifestyle. It’s all natural with no added supplements and importantly does not use corn, rice, or other sweeteners typically found in mass produced beers. For more information follow American Rebel Beer on all social media platforms (@americanrebelbeer).

About Zink Distributing

Zink Distributing, established in 2001, is the exclusive distributor of great-tasting, high-quality products in all or part of 16 counties in Indiana, including Indianapolis. These counties include Marion, Fayette, Hancock, Rush, Hendricks, Morgan, Montgomery, Vermillion, Parke, Putnam, Vigo, Clay, Sullivan, Greene and northern Johnson and Owen. The mission of the company is to exceed the expectations of its customers through excellent service and attention to detail. For more information on Zink Distributing, go to zinkdistributing.com.

About American Rebel Holdings, Inc.

American Rebel Holdings, Inc. (NASDAQ: AREB) has operated primarily as a designer, manufacturer and marketer of branded safes and personal security and self-defense products and has recently transitioned into the beverage industry through the introduction of American Rebel Light Beer. The Company also designs and produces branded apparel and accessories. To learn more, visit americanrebel.com and americanrebelbeer.com. For investor information, visit americanrebelbeer.com/investor-relations.

American Rebel Holdings, Inc.

info@americanrebel.com
ir@americanrebel.com

Media Contact:

Matt Sheldon

Matt@PrecisionPR.co

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. American Rebel Holdings, Inc., (NASDAQ: AREB; AREBW) (the “Company,” “American Rebel,” “we,” “our” or “us”) desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “forecasts” “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements primarily on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include benefits of our strategic planning, marketing outreach efforts, actual placement timing and availability of American Rebel Beer, success and availability of the promotional activities, our ability to effectively execute our business plan, and the Risk Factors contained within our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2024. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.